
Christine Ay Tjoe (b. 1973)
As of August 2023, four of Christine Ay Tjoe's top five price records were set within the previous two years. In 2022, auction sales for Ay Tjoe's work reached $7.1 million, which represents an all-time high for the artist.
INVESTMENT THESIS
Initial Offering Price
$1,110,000
Offering Circular
sec.gov
Similar Sales
Record Price
Repeat Sales
$1.0m
$0.8m
$0.6m
$0.4m
$0.2m
$0.0m
11
13
15
17
19
21
Price Appreciation of Similar Works
31.4%
Sharpe Ratio (2001-2022)
watch video
Christine Ay Tjoe
1.31
All Art
0.51
S&P 500
0.49
30% Progress
INVEST NOW

## Christine Ay Tjoe

(b. 1973)

**Why we like this offering**

1. Christine Ay Tjoe created the Artwork as part of a series of Ladder paintings she made for a group exhibition at OTA Fine Arts in Japan.
2. Paintings from the Ladder series feature etched allusions to stairs that intertwine with large washes of colored paint. The compositions evoke ethereal, even heavenly scenes.
3. The bright blue in the Artwork was a unique choice by Christine Ay Tjoe who uses a predominantly red palette. She has only used a similar blue palette in her paintings twice since 2012.
4. The Artwork is a large-scale abstract composition in a predominantly vibrant blue palette. Abstract forms resembling stairs etched in white, black, and vermillion weave in and around the translucent swaths of cobalt, Prussian, and teal blue paint.
5. Ay Tjoe's powerful compositions have become increasingly popular in the secondary market, achieving seven of her top ten records in the last three years.
6. Top auction records for artworks similar in scale and subject include: *Stars From the Black Idea* (2012), which is a slightly larger canvas than the Artwork but with a less full composition, and sold for $777,475 at in December 2022, and *...to See the White Land* (2012), which sold for $670,440 (HKD 5,260,000) in May 2018.

*Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.*

### Artist Metrics

| 2022 Total Auction Sales | 2022 Auction Lots Sold | All Time Record Price |
|---|---|---|
| $11,379,122 | 36 | $1,416,635 |

Average Prices


606.4K
454.8K
303.2K
151.6K
11 12 13 14 15 16 17 18 19 20 21 22

Turnover by Year


11.4M
8.5M
5.7M
2.8M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned


Sold
Unsold
62
46.5
31
15.5
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price **$1,110,000**

Offering Circular sec.gov/edgar

### Painting



 

**About Christine Ay Tjoe**

Christine Ay Tjoe (b. 1973, Bandung, Indonesia) is an expressive, abstract contemporary artist whose work engages the human condition by way of philosophy and spirituality. She is most known for her paintings which are characterized by a dynamic dance between negative space and pigment which she applies with both brushes and her hands. Her expressive work deals with abject subject matter, attempting to connect with our most powerful emotions and deep psychological fears.

INVEST NOW

CHRISTINE

# AY TJOE

b. 1973, INDONESIA



**$1,110,000**
INITIAL OFFERING

| | |
|---|---|
| 31.4% ANNUAL APPRECIATION OF SIMILAR WORKS[1,2] | ▲1.31 SHARPE RATIO[3] |
| 51.3% RECORD PRICE GROWTH[4] | 19.5% MEDIAN REPEAT SALE PAIR APPRECIATION[5] |

Oil on canvas | 53 × 53 in. (135 × 135 cm.)

Christine Ay Tjoe is a leading figure in contemporary Indonesian art and has achieved international recognition for her vibrant explorations of the human condition in abstract, mixed media compositions.

Christine Ay Tjoe created the Artwork as part of a series of Ladder paintings she made for a group exhibition at OTA Fine Arts in Japan. Paintings from the Ladder series feature etched allusions to stairs that intertwine with large washes of colored paint. The compositions evoke ethereal, even heavenly scenes. The bright blue in the Artwork was a unique choice by Christine Ay Tjoe who uses a predominantly red palette. She has only used a similar blue palette in her paintings twice since in 2012. The Artwork is a large-scale abstract composition in a predominantly vibrant blue palette. Abstract forms resembling stairs etched in white, black, and vermillion weave in and around the translucent swaths of cobalt, Prussian, and teal blue paint. Top auction records for artworks similar in scale and subject led by by "Stars From the Black Idea" (2012), which sold for $777,475 (HKD 6,048,000) at Christie's Hong Kong on December 1, 2022, and "...to See the White Land" (2012), which sold for $670,440 (HKD 5,260,000) at Phillips Hong Kong on May 27, 2018.

**AS OF JULY 18, 2023, HER TOP AUCTION PRICES ARE LED BY "LAYERS WITH MORE CIRCLES" (2011), WHICH SOLD FOR $1,732,158 AT CHRISTIE'S, HONG KONG ON MAY 24, 2021, "LAYER AS A HIDING PLACE" (2013), WHICH SOLD FOR $1,662,452 AT CHRISTIE'S, HONG KONG ON MAY 26, 2022, AND "BLACK NUMBER 1" (2014), WHICH SOLD FOR $1,589,976 AT SOTHEBY'S, HONG KONG ON APRIL 27, 2022.**

The Artwork previously sold at auction twice: first for $159,712 (HKD 1,240,000) at Sotheby's Hong Kong on April 6, 2013, and then for $1,079,507 (HKD 8,403,000) at Sotheby's Hong Kong on October 9, 2021, placing fifth in her auction records.

AUCTION RESULTS FOR SIMILAR WORKS[1,2]


$1.6M
$1.2M
$0.8M
$0.4M
2011
2012
2013
2014
2015
2015
2016
2017
2018
2019
2020
2021
2022
2023

Christine Ay Tjoe (b. 1973, Bandung, Indonesia) is an expressive, abstract contemporary artist whose work engages the human condition by way of philosophy and spirituality. She is most known for her paintings which are characterized by a dynamic dance between negative space and pigment which she applies with both brushes and her hands. After earning a Faculty of Fine Arts and Design from the Bandung Institute of Technology in 1997, she subsequently began a career as an assistant fashion designer before transitioning into being a full time artist. Ay Tjoe's initial artwork drew inspiration from plants where she created intaglio drypoint prints. Her work has been included in several group exhibitions at renowned galleries and museums internationally such as the China National Museum of Fine Art (2003), the National Gallery, Jakarta (2009), Shanghai Contemporary (2010), Saatchi Gallery (2011), Fondazione Claudio Buziol (2011), the Singapore Art Museum (2012), the National Taiwan Museum of Fine Arts (2012), and the Asia Society Triennial (2020). During the 2010s, she had solo exhibitions at Michael Ku Gallery in Taipei, Ota Fine Arts in Tokyo, and an acclaimed retrospective at 21st Century Museum of Contemporary Art in Kanazawa. She has received various awards throughout her art career including: a "top five" Philips Morris Indonesia Art Award in 2007, the SCMP Art Futures Prize in 2015, and the Prudential Eye Award for painting in 2015. Her most recent exhibitions include two solo shows: "Spinning in the Desert" at White Cube Hong Kong (May 18 - August 28, 2021) and "The Black Side" at Ota Fine Arts Shanghai (September 29 - October 31, 2018). Ay Tjoe is the first contemporary Indonesian artist ever collected by the Metropolitan Museum of Art in New York. As of April 4, 2023, the artist lives and works in Bandung, Indonesia, and is represented by White Cube Hong Kong.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The chart below captures the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Christine Ay Tjoe with the following criteria: Paintings created between 2010 and 2012 that measure between 40 and 60 inches in size, excluding artworks with prominent representational imagery. Where the price with buyer's premium was not listed, it was calculated based on the auction house's terms and conditions. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 31.4% CAGR implied from selected sales occurring from October 16, 2011, to October 9, 2021.

3. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Christine Ay Tjoe has a risk-adjusted appreciation of 1.31. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources.Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

4. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Christine Ay Tjoe have a record price compound annual growth rate ("CAGR") of 51.3% from November 26, 2006 to December 31, 2022. This calculation is based on (i) a record price of $1,799 on November 26, 2006, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $1,416,635, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends

5. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Christine Ay Tjoe is 19.5%, which is based on 20 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Christine Ay Tjoe was May 22, 2001 and ending on the last date a repeat sale occurred for such artist, which in the case of Christine Ay Tjoe was November 30, 2022. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

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